STATE of DELAWARE

CERTIFICATE of TRUST

OF

e-valuator funds trust

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, as the sole trustee, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the statutory trust formed hereby is “E-Valuator Funds Trust” (the “Trust”).

SECOND: The name and address of the registered agent for service of process on the Trust in the State of Delaware is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

THIRD: The address of the registered office of the Trust in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

FOURTH: The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FIFTH: The “governing instrument” of the Trust, within the meaning of the Delaware Act, (the “Trust Instrument”) provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for any such series and the assets associated with any such series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust, or any other series thereof. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 10th day of August, 2020.

By:	/s/ Kevin R. Miller
Kevin R. Miller, as sole Trustee